Exhibit 3.12

CERTIFICATE OF INCORPORATION

of

BHNA HOLDINGS INC.

The undersigned, desiring to form a corporation under the laws of the State of Delaware, adopts the following certificate of incorporation (as validly amended from time to time, the “Certificate of Incorporation”) for the purposes of forming a corporation pursuant to Section 101 of the General Corporation Law of the State of Delaware (the “DGCL”):

ARTICLE I

ENTITY NAME AND TYPE

The name of the corporation is BHNA Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent for service of process at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares that the Corporation is authorized to issue is 1,000 shares of common stock of the Corporation, no par value per share.

ARTICLE V

INCORPORATOR

The name and address of the sole incorporator is:

Randall A. Stafford	c/o Bristow Group Inc.
2103 City West Blvd.,
4th Floor
Houston, TX 77042

ARTICLE VI

DIRECTORS

The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as the directors of the Corporation until the first annual meeting of stockholders of the Corporation or until their successors are duly elected and qualified in accordance with the bylaws of the Corporation are:

Jeremy Akel	c/o Bristow Group Inc.
Mark Duncan	2103 City West Blvd.,
Randall A. Stafford	4th Floor
Houston, TX 77042

ARTICLE VII

LIMITATION OF DIRECTORS’ LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through provisions of the Bylaws of the Corporation, agreements with such directors, officers, agents or other persons, votes of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned, acting as incorporator of a corporation under the DGCL, adopts the above Certificate of Incorporation.

DATED this 22nd day of May, 2012

/s/ Randall A. Stafford
Randall A. Stafford, Incorporator